Exhibit 99.1

FDA Agrees to Special Protocol Assessment Amendment to

D9902B “IMPACT” Study of PROVENGE

SEATTLE, WA, November 29, 2005 – Dendreon Corporation (Nasdaq: DNDN) today announced that it has reached an agreement with the U.S. Food and Drug Administration (FDA) under the Special Protocol Assessment (SPA) procedure to amend the design of its ongoing Phase 3 (D9902B) clinical trial of PROVENGE® (sipuleucel-T), the Company’s investigational active cellular immunotherapy for the treatment of advanced prostate cancer. The SPA letter provides a written agreement between Dendreon and the FDA concerning the trial design and outlines definitive clinical objectives and data analyses.

The D9902B clinical trial was initiated in June 2003 under a SPA for the treatment of men with asymptomatic, metastatic, androgen-independent prostate cancer whose tumors had been classified with a Gleason score of 7 or lower. Based upon results of the Company’s two completed Phase 3 studies of PROVENGE, D9901 and D9902A, the Company has amended the D9902B protocol, which will now be known as the IMPACT (IMmunotherapy for Prostate AdenoCarcinoma Treatment) study. Key amendments to the study include the following:

•	Patients will now be eligible to enroll in the study, regardless of their Gleason Score;

•	Patients with minimally symptomatic disease-related pain will be eligible for the study;

•	The primary endpoint of the study is now overall survival, which will be an event-driven analysis, and time to objective disease progression is now a secondary endpoint;

•	The trial is designed to enroll approximately 500 men in the study; and

•	The primary statistical analysis to determine efficacy will be the Cox multivariate regression model. The same Cox model was used to analyze overall survival in the D9901 and D9902A studies.

Dendreon recently held a pre-BLA meeting with the FDA to review safety and efficacy data from its two completed Phase 3 clinical trials of PROVENGE, D9901 and D9902A, in men with asymptomatic, metastatic, advanced prostate cancer. In these discussions, the FDA agreed that the survival benefit observed in the D9901 study in conjunction with the supportive data obtained from study D9902A and the absence of significant toxicity in both studies is sufficient to serve as the clinical basis of a BLA submission for PROVENGE. As a result of that meeting, Dendreon recently announced plans to submit a BLA to the FDA in 2006 to market PROVENGE for the treatment of men with asymptomatic, metastatic, androgen-independent prostate cancer.

“The amendment to the IMPACT study protocol should enable us to expedite enrollment in this study and will provide all qualified patients access to PROVENGE while we complete the BLA submission process,” said Robert M. Hershberg, M.D., Ph.D., Dendreon’s chief medical officer. “In addition to providing additional information for our safety database to support our BLA submission, the trial could provide us with an opportunity for an expanded label in patients with minimally symptomatic disease in the future.”

About Prostate Cancer

More than one million men in the United States have prostate cancer, with an estimated 230,000 new cases of prostate cancer expected to be diagnosed in 2005, and more than 30,000 men expected to die this year from the disease. Prostate cancer is the most commonly diagnosed non-skin cancer among men in the United States and the third most common cancer worldwide.

About PROVENGE

PROVENGE (sipuleucel-T) is an investigational product that may represent the first in a new class of active cellular immunotherapies (ACIs) that are uniquely designed to stimulate a patient’s own immune system. ACIs hold promise because they may provide patients with a meaningful survival benefit with low toxicity. PROVENGE targets the prostate cancer antigen, prostatic acid phosphatase (PAP), which is found in approximately 95% of prostate cancers. PROVENGE is in clinical development for the treatment of patients with early-stage and advanced prostate cancer. In clinical studies, patients typically received three infusions over a one-month period as a complete course of therapy.

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the development of innovative cancer treatments. In addition to its immunotherapies in clinical and preclinical development for a variety of cancers, Dendreon’s product pipeline also includes monoclonal antibody and small molecule product candidates. Dendreon also has collaboration agreements relating to the development of potential product candidates with Genentech, Inc., Abgenix, Inc. and Dyax Corp. For more information about Dendreon and its programs, visit www.dendreon.com.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties surrounding the efficacy of PROVENGE to treat men suffering from prostate cancer, risks and uncertainties surrounding the presentation of data to the FDA and approval of product applications by the FDA and risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such differences include risks associated with our intent to prepare and submit a biologics license for approval of PROVENGE based on completed clinical trials data, the risks relating to completion of our ongoing clinical trials and new trials we may be required to or choose to undertake, the risk that the FDA may interpret data differently than we do or require more data or a more rigorous analysis of data than expected, the risk that the results of a completed clinical trial for PROVENGE or any other product candidate may not be indicative of results that may be obtained in a later clinical trial, risks that we may be unable to obtain the financial resources and access to capital to fund required clinical trials or commercialization of PROVENGE, our dependence on the efforts of third parties, including collaborators, and our dependence on our intellectual property and protecting the same. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations is contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

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Contact:

Monique Greer

Sr. Director, Corporate Communications

Dendreon Corporation

(206) 829-1500